UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2008

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100

 (Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 5, 2008, the Company filed a Form 12b-25 stating that it would not file its Quarterly Report on Form 10-Q for the period ended June 30, 2008 with the Securities and Exchange Commission, until such time that it had filed an amendment to its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended March 31, 2008.

As a result, the Company received a Nasdaq Staff Determination letter, on August 11, 2008, notifying the Company that it has not complied with Nasdaq Marketplace Rule 4310(c)(14) due to its failure to file its Quarterly Report on Form 10-Q for the period ended June 30, 2008. This matter serves as an additional basis for delisting the Company’s common stock from The Nasdaq Stock Market. The Company previously disclosed that it received a Nasdaq Staff Determination letter indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14) due to its failure to file its Quarterly Report on Form 10-Q for the period ended March 31, 2008.

Following the Company’s receipt of the initial letter, the Company requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (“Panel”). At the hearing, held on July 10, 2008, the Company presented its plan to regain compliance with Nasdaq’s filing requirements. The Company’s common stock will remain listed on The Nasdaq Stock Market pending a listing determination by the Panel. The Company cannot provide any assurances that the Panel will grant the Company’s request for continued listing.

A copy of the press release announcing the Company’s receipt of the Nasdaq Staff Determination letter is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated August 12, 2008.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 12, 2008.

NEXCEN BRANDS, INC.

/s/ Kenneth J. Hall

By:	Kenneth J. Hall
Its:	Executive Vice President, Chief Financial Officer and Treasurer